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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                       Commission File Number:     0-27020
                                                               ---------------
                        Diamond Cable Communications Plc
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             (Exact name of registrant as specified in its charter)

           Diamond Plaza, Daleside Road, Nottingham NG2 3GG, England
-------------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Ordinary Shares of 2.5p each
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            (Title of each class of securities covered by this Form)

    13 1/4% Senior Discount Notes due September 30, 2004 and 11 3/4% Senior
                     Discount Notes due December 15, 2005
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)      [x]               Rule 12h-3(b)(1)(i)     [ ]
       Rule 12g-4(a)(1)(ii)     [ ]               Rule 12h-3(b)(1)(ii)    [ ]
       Rule 12g-4(a)(2)(i)      [ ]               Rule 12h-3(b)(2)(i)     [ ]
       Rule 12g-4(a)(2)(ii)     [ ]               Rule 12h-3(b)(2)(ii)    [ ]
                                                  Rule 15d-6              [ ]

      Approximate number of holders of record as of the certification or notice
date:   11
      -------

      Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    16th December 1996          By:  /s/    J.A.D. Craig, Esq.
        ----------------------            --------------------------
                                          Name:  J.A.D. Craig, Esq.
                                          Title: Chief Accounting Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.